SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                   FORM 8-A/A

                                (Amendment No. 3)

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Pacific Scientific Company
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            (Exact name of registrant as specified in its charter)

               California                                94-0744970
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(State of incorporation or organization) (IRS Employer Identification No.)

     620 Newport Center Drive, Suite 700, Newport Beach, California 92660
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              (Address of principal executive offices)(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                   Name of each exchange on
       to be so registered                  which each class is to be registered
       -------------------                  ------------------------------------

 Preferred Share Purchase Rights                New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)

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Item 1.      Description of Securities To Be Registered

      Item 1 of the Form 8-A filed by Pacific Scientific Company (the "Company") with the Securities and Exchange Commission on December 22, 1997, as previously amended, relating to the Rights Agreement (the "Rights Agreement"), dated as of December 21, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent"), is hereby amended and supplemented as follows:

      On January 31, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with DH Holdings Corp. ("Parent"), a Delaware corporation and a wholly owned subsidiary of Danaher Corporation and a corporation to be formed under California law which will be a wholly owned subsidiary of Parent ("Purchaser"). The Merger Agreement contemplates, among other things, a cash tender offer by Parent and Purchaser for all outstanding shares of the Company's common stock followed by the merger (the "Merger") of Purchaser with and into the Company. In connection with the execution of the Merger Agreement, the Board of Directors of the Company approved a First Amendment, dated as of January 31, 1998, to the Rights Agreement (the "First Amendment"). The First Amendment provides, among other things, that Parent and its Affiliates (as defined in the Rights Agreement), would not be deemed an Acquiring Person (as defined in the Rights Agreement). The First Amendment is filed as Exhibit No. 5 to this Amendment No. 3 to Form 8-A and is incorporated herein by reference. The Merger Agreement and a related press release issued by the Company on February 2, 1998 are attached as Exhibits 6 and 7 hereto and are each incorporated herein by reference.

Item 2.      Exhibits.

5. First Amendment to Rights Agreement, dated as of January 31, 1998, by and between the Company and the Rights Agent.

6. Agreement and Plan of Merger, dated as of January 31, 1998, by and among the Company, Parent and Purchaser (incorporated by reference to Exhibit 1 to the Company's Form 8-K dated February 2, 1998).

7.    Press release, dated February 2, 1998 (incorporated by reference to
      Exhibit 2 to the Company's Form 8-K dated February 2, 1998).

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                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  February 2, 1998

                                    PACIFIC SCIENTIFIC COMPANY

                                    By:     /s/ Lester Hill
                                       Name:  Lester Hill
                                       Title: Chairman and Chief Executive
                                              Officer


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                                  EXHIBIT LIST

5. First Amendment to Rights Agreement, dated as of January 31, 1998, by and between the Company and the Rights Agent.

6. Agreement and Plan of Merger, dated as of January 31, 1998, by and among the Company, Parent and Purchaser (incorporated by reference to Exhibit 1 to the Company's Form 8-K dated February 2, 1998).

7.    Press release, dated February 2, 1998 (incorporated by reference to
      Exhibit 2 to the Company's Form 8-K dated February 2, 1998).